Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

Smithfield Foods Reports Third Quarter Results

Smithfield, Virginia (March 1, 2007)—Smithfield Foods, Inc. (NYSE: SFD) announced today that income from continuing operations for the third quarter of fiscal 2007 was $60.4 million, or $.54 per diluted share, versus income from continuing operations last year of $75.0 million or $.67 per diluted share. Sales were $3.3 billion versus $2.9 billion a year ago.

Income from continuing operations for the nine-month period was $144.0 million, or $1.29 per diluted share, compared to $175.6 million, or $1.57 per diluted share, last year. Sales for the nine months totaled $8.9 billion versus $8.7 billion in the same nine-month period of the prior year.

The company attributed net income of $.04 per diluted share of this year’s third quarter results to a lower estimate of its annualized income tax rate. The lower estimate is due to the retroactive reinstatement of tax credits signed into law in the current quarter combined with higher earnings estimates in international operations subject to lower average tax rates. Last year’s third quarter results include an after-tax loss from discontinued operations of $4.0 million, or $.04 per diluted share. Net income for fiscal 2006 year-to-date results includes a pre-tax charge of $16.3 million, or $.09 per diluted share, related to the East Coast restructuring at Smithfield Packing Company.

Following are the company’s sales and operating profit by segment (in millions):

	13 Weeks Ended		39 Weeks Ended
	January 28, 2007	January 29, 2006	January 28, 2007	January 29, 2006
Sales
Pork	$2,304.6	$1,945.9	$5,874.7	$5,573.1
Beef	638.3	603.0	1,894.8	2,007.6
International	235.0	287.6	737.4	869.5
Hog Production	428.5	432.8	1,350.6	1,389.3
Other	32.2	39.2	113.6	115.9

	3,638.6	3,308.5	9,971.1	9,955.4
Intersegment	(359.8)	(381.8)	(1,111.7)	(1,227.2)

Total Sales	$3,278.8	$2,926.7	$8,859.4	$8,728.2

Operating Profit
Pork	$102.4	$94.7	$146.9	$130.9
Beef	1.3	2.2	12.2	5.2
International	24.1	1.6	32.1	(4.9)
Hog Production	4.5	64.7	170.8	282.7
Other	13.5	9.0	29.1	26.7
Corporate	(23.3)	(22.2)	(62.7)	(65.8)

Total Operating Profit	122.5	150.0	328.4	374.8
Interest Expense	(45.1)	(36.2)	(129.8)	(110.4)

Income from Continuing Operations before Income Taxes	$77.4	$113.8	$198.6	$264.4

The pork segment reflected significantly improved margins in packaged meats which were partially offset by lower margins in fresh pork. The packaged meats improvement reflects 34 percent higher volume and higher overall margins as well as significant contributions from Cook’s Hams and Armour Eckrich, two businesses acquired during the past year. These improvements are the result of a continuing effort to enhance the overall margin structure of the packaged meats business. This involves a focus on lowering costs and changing the mix to higher value-added products. Fresh pork margins continued to be disappointing.

The beef segment reflected improved processing margins which were offset by losses in the company’s cattle feeding operations. Beef margins continue to be below historical levels due to limited export shipments, an overall shortage of cattle necessary for full processing levels and price pressure on all proteins.

The international segment reflected substantially higher earnings in all aspects of the company’s European operations. This includes the contribution of a full quarter of profits of Groupe Smithfield, a newly-formed, 50-50 joint venture with Oaktree Capital

Management consisting of the company’s previously-owned Jean Caby operations in France and the assets of the recently-acquired Sara Lee European Meats business.

Groupe Smithfield reported strong earnings for the quarter compared with losses in the company’s Jean Caby operations in the prior year. Operations in Poland were solidly profitable. The company’s Romanian business also recorded a profitable quarter compared with losses in the same quarter a year ago. Finally, the company’s joint venture in Mexico was profitable and Smithfield’s 23 percent interest in Campofrío, in Spain, experienced improved earnings.

The hog production segment results were substantially below those in the prior year reflecting higher raising costs. Growing costs averaged $42 per hundredweight compared with $38 per hundredweight in the prior year. The increase in raising costs reflect higher grain costs and the continued adverse impact of circovirus on overall production levels, particularly in the company’s eastern operations. The use of recently-developed vaccines appears to have substantial positive benefits. However, the company and the industry continue to experience limited vaccine supplies and further improvement will depend upon adequate supplies. The number of head marketed in the United States was down eight percent versus the same quarter last year. Live hog prices averaged $44 per hundredweight compared with $43 per hundredweight in the prior year.

Hog production incurred losses associated with its commodity risk management activities. A portion of these losses is attributable to expanding the company’s use of mark-to-market accounting for commodity derivative contracts. Given the increasing complexity and costs of hedge accounting, the decision was made to significantly reduce the use of this method in favor of the simpler mark-to-market method.

Smithfield’s Other segment results were well above the prior year, reflecting the first full quarter since the acquisition of Butterball assets by the company’s 49 percent-owned joint venture, Butterball L.L.C., previously known as Carolina Turkeys.

“Given the adverse conditions in hog production and cattle feeding, I am reasonably satisfied with our third quarter results,” said C. Larry Pope, president and chief executive officer. “I am particularly pleased with the results in our international operations. In addition, our recent acquisitions and investments in Sara Lee European Meats, Cook’s, Armour Eckrich and Butterball have all produced immediately accretive results,” he said.

“Looking forward, the recent rise in the price of corn, as well as other grain costs, will have a significant impact on our business. Corn prices in the range of $4 per bushel will likely remain for some time. In spite of increased raising costs, the futures markets indicate that hog production should continue to be profitable for several more quarters,” Mr. Pope said. “While the fresh meat complex remains challenging, we have put in place strategies to continue to improve margins in our packaged meats business. Our international operations are just beginning to deliver and our beef operations routinely outperform the industry. All of this bodes well for our long-term future. We have said many times that we will not be distracted by the ups and downs of the near-term business, but will focus on the longer term. Over the near term, I remain cautious; however, over the long term, I am very optimistic,” he said.

With sales of $11 billion, Smithfield Foods is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. Through joint ventures, the company is the largest producer of cattle and the largest producer and processor of turkeys. For more information, visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

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(Table follows)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	13 Weeks Ended		39 Weeks Ended
	January 28, 2007	January 29, 2006	January 28, 2007	January 29, 2006
Sales	$3,278.8	$2,926.7	$8,859.4	$8,728.2
Cost of sales	2,988.6	2,600.4	8,029.4	7,846.1

Gross profit	290.2	326.3	830.0	882.1

Selling, general and administrative expenses	194.4	179.4	541.8	522.6
Interest expense	45.1	36.2	129.8	110.4
Equity in income of affiliates	(26.7)	(3.1)	(40.2)	(15.3)

Income from continuing operations before income taxes	77.4	113.8	198.6	264.4

Income taxes	17.0	38.8	54.6	88.8

Income from continuing operations	60.4	75.0	144.0	175.6

Loss from discontinued operations, net of tax	—	(4.0)	(3.9)	(4.0)
Loss on sale of discontinued operations, net of tax	—	—	(10.4)	—

Net income	$60.4	$71.0	$129.7	$171.6

Income per share:
Basic:
Continuing operations	$.54	$.68	$1.29	$1.58
Discontinued operations	—	(.04)	(.13)	(.04)

Net income	$.54	$.64	$1.16	$1.54

Diluted:
Continuing operations	$.54	$.67	$1.29	$1.57
Discontinued operations	—	(.04)	(.13)	(.04)

Net income	$.54	$.63	$1.16	$1.53

Weighted average shares outstanding:
Basic	111.9	111.1	111.5	111.1
Diluted	112.2	112.1	111.8	112.1

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